Exhibit 99.T3B.1

Draft of March 30, 2015 Company Number: 9424525 The Companies Act 2006 Public Company
ARTICLES OF ASSOCIATION OF TIG FINCO PLC (Incorporated on 5 February 2015) (as adopted by special resolution on [2 April] 2015)

Draft of March 19, 2015

Table of Contents

Contents		Page

1	Preliminary	1

2	Defined Terms	1

3	Directors	3

4	Secretary	4

5	Chairman	4

6	Observers	4

7	The Board	5

8	Pre-Emption Rights

9	Directors’ Fees and Expenses, Directors’ and Officers’ Insurance, Exculpation and Indemnity	7

10	Reserved Matters	8

11	Shareholder reserve power:	8

12	Consolidation of Shares

13	Dividends	9

14	Notice of General Meetings	9

15	Quorum at General Meetings	9

16	Voting at General Meetings	9

17	Communications	10

18	Company Seals	11

19	Transmission of Shares	12

20	Share Transfers	12
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THE COMPANIES ACT 2006

PUBLIC COMPANY

ARTICLES OF ASSOCIATION OF TIG FINCO PLC (the “Company”)

(as adopted by special resolution on [2 April] 2015)

1	Preliminary

1.1	The model articles of association for public companies contained in Schedule 3 to the Companies (Model Articles) Regulations 2008 (SI 2008 No 3229) (the “Model Articles”) shall apply to the Company save in so far as they are excluded or modified by these Articles or are inconsistent with these Articles, and, subject to any such modifications, exclusions or inconsistencies, shall together with these Articles constitute the articles of association of the Company to the exclusion of any other articles or regulations set out in any statute or in any statutory instrument or other subordinate legislation.

1.2	ln these Articles, any reference to the Companies Act 2006 (“Companies Act”) and any provision thereof shall be deemed to include a reference to any statutory modification or re-enactment of the Companies Act or that provision for the time being in force.

1.3	Model Articles 4, 6, 7, 8(2), 8(3), 8(4), 10, 11, 12, 13, 14, 15, 16, 17, 18, 20, 21, 22, 23, 24, 25, 26, 27, 34, 36, 41, 42, 43, 44, 51, 52, 53, 54, 55, 56, 57, 58, 59, 60, 61, 62, 69, 76, 79, 80, 83, 84, 85, 86 do not apply to the Company.

1.4	The headings used in these Articles are included for the sake of convenience only and shall be ignored in construing the language or meaning of these Articles.

1.5	ln these Articles, unless the context otherwise requires, references to nouns in the plural form shall be deemed to include the singular and vice versa.

2	Defined Terms

2.1	Model Article 1 shall be varied by the inclusion of the following definitions:

“Affiliate” means, in relation to a specified person, any person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with the person specified (including, with respect to each other, a fund, collective investment vehicle or managed account, its investment manager or adviser, their respective Related Funds and their respective investment managers or advisers), but excludes in each case a Non-Affiliate of the specified person;

“Board” means the board of directors of the Company;

“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which banks are open for general banking business in London, United Kingdom;

“Chairman” means the chairman of the Board to be designated from among the Non-Executive Independent Directors;

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of shares, voting securities or other equity interests, by contract, or otherwise (as such terms are interpreted under Rule 405 promulgated under the U.S. Securities Act 1933) and “Controlled”, “Controller” and “Controlling” shall be construed accordingly;

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“Financial Year” means a twelve (12) month period ending 31 December;

“Group” means TopCo, MidCo, the Company, TIL and each of their Controlled Affiliates and investees from time to time, and “Group Company” and “member of the Group” will be construed accordingly;

“Group Holding Company” means each of TopCo, MidCo, the Company, TIL and any Group Company that holds directly or indirectly all or substantially all of the Group’s business, assets and undertakings;

“Investor Director” has the meaning given to it in Article 3.1(c);

“Investor Director Matter” has the meaning given to it in Article 10.1(b);

“Investor Director Majority Approval” means the affirmative vote of a majority of all Investor Directors (i) at a Board meeting duly called at which quorum is present throughout or (ii) by action through written consent in accordance with these Articles;

“Look-Through Shareholder” means, at any time, (i) each shareholder of TopCo other than SUN NewCo and (ii) each holder of A ordinary shares, B preference shares or warrants exercisable for A ordinary shares, in each case issued by SUN NewCo;

“MidCo” means TIG Midco Limited, a private limited company, organised under the laws of the Bailiwick of Jersey under the number 117711, with registered office at 47 Esplanade St. Helier Jersey JE1 0BD;

“Non-Affiliate” means:

(a)	with respect to an investment manager or adviser, its Affiliates that are investment managers or advisers and its and their Related Funds, any other person who is an insurer (and such person’s other Affiliates who are not investment managers or advisers or their Related Funds), insofar as such person Controls or has direct or indirect ownership, in whole or in part, of such investment manager or adviser, and vice versa;

(a)	with respect to any investment manager or adviser, its Affiliates that are investment managers or advisers and its and their Related Funds, any person insofar as such person or any Affiliate of such person holds directly or indirectly an investment in any of such Related Funds, and vice versa;

(b)	with respect to Allianz SE and its Affiliates (excluding Pacific Investment Management Company LLC and its Controlled Affiliates, including its and their Related Funds), Pacific Investment Management Company LLC and its Controlled Affiliates, including its and their Related Funds, and vice versa;

(c)	with respect to each Look-Through Shareholder and its Affiliates, SUN NewCo, and vice versa; and

(d)	with respect to TopCo and its Controlled Affiliates, each shareholder of TopCo and each Look-Through Shareholder and their respective Affiliates, and vice versa;

“Related Fund” means: (a) in relation to a fund, collective investment vehicle or managed account (the “first fund, collective investment vehicle or managed account”), a fund, collective investment vehicle or managed account which is managed or advised by the same investment manager or adviser as the first fund, collective investment vehicle or

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managed account or by an investment manager or adviser who is an Affiliate of the investment manager or adviser of the first fund, collective investment vehicle or managed account; and (b) in relation to an investment manager, any fund, collective investment vehicle or managed account managed or advised by it or an investment manager or adviser who is an Affiliate of the first investment manager or adviser;

“Related Party Matter” means (a) any contract or transaction or proposed contract or transaction, (b) any arrangement or relationship or proposed arrangement or relationship, (c) any pending or contemplated litigation (or any other form of dispute resolution or dispute), or (d) any other matter, in each case of sub-paragraph (a) to (d), involving a Group Company (i) with or also involving (A) any Look-Through Shareholder, a concert party thereof, an Investor Director, or any Relevant Person of any such person, or (B) any other director, any member of the Group’s Senior Management or any Relevant Person of any such person; or (ii) in which any person in sub-paragraph (i) has a direct or indirect interest;

“Relevant Persons” means, in relation to a person, its respective Affiliates, and its and their respective partners, directors, officers, employees and agents;

“Senior Management” means the chief executive officer of TopCo, the chief financial officer of TopCo, any member of the executive committee of TopCo, the general counsel of TopCo, and any other member of the Group’s management appointed by, or designated as “Senior Management” by the Board from time to time;

“Secretary” means the secretary of the Company, if any, appointed in accordance with Article 4 or any other person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

“shares” means the ordinary shares of the Company having the rights set out in these Articles;

“SUN NewCo” means Sentry Holdings Limited, a private limited liability company, organised under the laws of Bailiwick of Jersey under the number 117784, with registered office at 22 Grenville Street, St. Helier, Jersey, JE4 8PX;

“Third Party” means a person other than (i) SUN NewCo, any Look-Through Shareholder or any of their respective concert parties, (ii) an Investor Director or (iii) any Affiliate of any of the foregoing persons;

“TIL” means Towergate Insurance Limited, a private limited liability company, organised under the laws of England under the number 07476462, with registered office at Tower Gate House, Eclipse Park Sittingbourne Road, Maidstone, Kent ME14 3EN; and

“TopCo” means TIG Topco Limited, a private limited company, organised under the laws of the Bailiwick of Jersey under the number 117710, with registered office at 47 Esplanade St. Helier Jersey JE1 0BD.

3	Directors

3.1	The Company shall at all times have at least five (5) and up to nine (9) directors, consisting of:

(a)	two (2) executive directors that are each designated as an “Executive Director” one of whom shall also serve as the Chief Executive Officer of TopCo and one of whom shall also serve as Chief Financial Officer of TopCo;
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(b)	three (3) non-executive independent directors (within the meaning of the UK Corporate Governance Code) that are each designated as a “Non-Executive Independent Director”, one of whom will be designated as Chairman of the Board in accordance with Article 5; and

(c)	up-to four (4) non-executive directors that are each designated as an “Investor Director” and, in connection with his or her designation as such, as appointees of the Look-Through Shareholder who caused or procured the appointment of such Investor Director also as director of TopCo.

3.2	The holders of all shares for the time being shall be entitled to appoint a person to be a director of the Company, and designate any such director so appointed as an Executive Director, a Non-Executive Independent Director or an Investor Director (and appointee of a Look-Through Shareholder).

3.3	Any director may at any time be removed from office by the holders of all shares.

3.4	Any appointment or removal of a director pursuant to these Articles shall be in writing and signed by or on behalf of the holders of all shares and served on the Company at its registered office and (in the case of his or her removal) on the director.

3.5	No director shall be appointed or removed otherwise than pursuant to these Articles, save as provided by law.

4	Secretary

The directors may appoint a Secretary to the Company for such period, for such remuneration and upon such conditions as they think fit, and any Secretary so appointed by the directors may be removed by them.

5	Chairman

The holders of all shares may appoint one of the Non-Executive Independent Directors as the Chairman, and to remove or replace the Chairman following appointment. Unless he is unwilling to do so, the Chairman shall preside at every meeting of the Board at which he is present. If there is no director holding such office, or if the Chairman is not willing to preside or he is not present within ten (10) minutes after the time appointed for the meeting, the directors present may appoint one of the other Non-Executive Independent Directors to be the Chairman of the meeting.

6	Observers

6.1	Appointment, removal and replacement: The holders of all shares shall be entitled to appoint one or more persons to act as observers to the Board (“Observer”), and to remove or replace such Observer following appointment. The holders of all shares may appoint, remove or replace any person as an Observer by giving the Company prior written notice of the appointment, removal or replacement of such Observer and the date and time that the appointment, removal or replacement is to take effect and the period for which the appointment is effective.

6.2	Role of Observer: No Observer shall have the right to speak or voting rights on any matter considered by the Board, but an Observer may attend all meetings that a director is
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entitled to attend and participate in such Board meetings to the same extent as any director, save for the inability to speak or vote.

6.3	Notices: Each Observer shall receive notice of each meeting of the Board at the same time and in the same manner as the relevant directors receive such notice, and will be provided all materials provided to such directors at the same time and in the same manner such materials are provided to such directors.

7	The Board

7.1	Notice of Board Meetings: Each director must receive at least four (4) (or two (2) in the event of an adjournment pursuant to Article 7.3(c)) Business Days’ notice of a meeting of the Board unless such number of the directors who would be required to be present and vote in favour at a meeting in order for the Board to be quorate and to approve the resolutions to be considered at such meeting in accordance with these Articles agree otherwise in writing or are present at the relevant meeting and do not object.

7.2	Written Materials to be Provided. Notice of a Board meeting shall in each case be accompanied by such written materials, including but not limited to an information pack, agenda and management accounts, as would provide each director with the information reasonably sufficient for such director to reach an informed business decision on each item on the agenda for such meeting (except in the case of an emergency or where such number of directors as would be required to be present and vote in favour at a meeting in order for the Board to be quorate and to approve the resolutions in question in accordance with these Articles agree otherwise or are present at the relevant meeting and do not object).

7.3	Quorum:

(a)	Subject to Article 7.3(b), the quorum for meetings of the Board shall be not less than a simple majority of all directors entitled to vote, which have been duly appointed.

(b)	No business shall be transacted at any meeting of the Board unless a quorum is present at the time when the meeting proceeds to business and remains present during the transaction of business except that if a director is not entitled to vote on a matter, that director shall not count for purposes of determining whether the meeting is quorate with respect to any deliberations and resolutions in respect of that matter.

(c)	A meeting of the Board shall be adjourned if a quorum is not present at that meeting within 60 minutes of the time appointed for the meeting, and notice of such reconvened meeting shall be given to all directors of the Board. The quorum requirements for a reconvened meeting shall be the same as for the initial meeting.

7.4	Written Board Resolutions: Each Board may also pass resolutions without a meeting being held if each of the directors entitled to vote on and whose vote is required to adopt the resolution signs a document containing a statement that it is in favour of the resolution or signs the resolution.

7.5	Board Decisions by Majority Vote:

(a)	Subject to Schedule I (Shareholder and Board Reserved Matters), Article 7.9 (Related Party Transactions), and any other express provision in these Articles, the
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passing of all resolutions at a meeting or by written consent by the Board shall require approval by:

(i)	a simple majority of the votes cast at a meeting by those directors entitled to vote on the resolution who were present or represented at that meeting, or

(ii)	a simple majority of the votes of all directors entitled to vote thereon in case of a proposed resolution by written consent.

(b)	The passing of a resolution on Investor Director Matters set out in Part B of Schedule I shall also require Investor Director Majority Approval provided that in the instance that there is a deadlock between the Investor Directors in respect of any Investor Director Matter (or the Investor Directors are not entitled to vote at the meeting) such Investor Director Matter may be subsequently passed by majority approval by the Board in accordance with Article 7.5(a).

7.6	Director Votes. At any Board meeting or action by written consent, each director entitled to vote shall have one (1) vote provided that the Chairman shall have a casting vote.

7.7	Location of Board Meetings and Place of Business:

(a)	All meetings of the Board shall be held in London, United Kingdom (or such other location as may be agreed by a majority of the directors provided that a majority of meetings in any Financial Year shall take place in the United Kingdom).

(b)	The Board must, subject to applicable companies laws, (i) meet at least once per month for the remainder of Company’s current Financial Year which ends after [2 April] 2015 and the Company’s subsequent first full Financial Year; (ii) at least six (6) times per year for each Financial Year thereafter.

(c)	The Chairman or any other director may convene a meeting of the Board at any time by notice to the other directors given in accordance with these Articles.

7.8	Disclosure of Related Party Matters: At the earliest opportunity before any action is taken by the Board (whether at a meeting or by written resolution) with respect to a Related Party Matter, any director that is involved in or has a direct or indirect interest in such Related Party Matter (or, in the case of an Investor Director, his or her Look-Through Shareholder is involved in or has a direct or indirect interest in such Related Party Matter) shall disclose such matter in reasonable detail to the Board.

7.9	Related Party Transactions: The Company shall not enter into, amend, terminate, pursue, initiate, settle or take any other action in relation to a Related Party Matter unless it is:

(a)	undertaken in good faith on arms’ length commercial terms not less favourable to the Company than those available from Third Parties; and

(b)	unanimously approved by all directors, including the affirmative vote of all Non-Executive Independent Directors, in a resolution that also states that such entering into, amending, terminating, pursuing, initiating, settling or taking any other action in relation to such Related Party Matter complies with Article 7.9(a) above.

For the avoidance of doubt, to the extent that a Related Party Matter has been unanimously approved by all directors in accordance with Article 7.9(b) above, such

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Related Party Matter is authorised by the directors under Section 175 of the Companies Act.

7.10	Retirement of directors: At every annual general meeting, all the directors shall retire from office. A director who retires at an annual general meeting may, if willing to act, be re-appointed.

8	Shares

8.1	All shares to be fully paid up: No share is to be issued for less than the aggregate of its nominal value and any premium to be paid to the company in consideration for its issue.

9	Directors’ Fees and Expenses, Directors’ and Officers’ Insurance, Exculpation and Indemnity

9.1	Fees and Expenses: Subject to Article 10.1 and Schedule I:

(a)	Non-Executive Independent Directors shall be entitled to a director’s fee subject to an aggregate maximum amount to be determined the holders of shares (provided the relevant Non-Executive Independent Director is not an employee of the Company or any of the Group Companies) plus reimbursement of out-of-pocket expenses;

(b)	Executive Directors will receive remuneration and reimbursement of out-of-pocket expenses in accordance with their service contracts (which shall be on standard terms); and

(c)	Investor Directors will not receive any director’s fee or other remuneration other than reimbursement of out-of-pocket expenses.

9.2	Insurance for Directors and Officers: To the fullest extent permitted by law and subject to availability on commercially reasonable terms, the Company shall from the date on which these Articles are adopted or as soon as practicable thereafter, purchase and maintain with a reputable insurer insurance on such terms (including customary exclusions), in customary amounts and for customary periods for, or for the benefit of, any person who is or was at any time a director (and may do so for any person who is or was at any time a director of a Group Company), against any liability incurred by or attaching to such person in respect of any act or omission in the actual or purported execution and/or discharge of such person’s duties and/or in the exercise or purported exercise of such person’s powers, and/or otherwise in relation to such person’s duties, powers or offices as a director of the Company (or a director of a Group Company as applicable) (and all costs, charges, losses, expenses and liabilities incurred by each Group Company in relation thereto).

9.3	Exculpation:

(a)	Except as provided in Article 9.3(b) below, the Company may exculpate the directors of the Company or any person who is a director of a Group Company from and against any liability arising by virtue of being involved in the business or affairs of the Group, or, as the case may be, in such person’s role or capacity as a director of the Company or as a director of a Group Company (as applicable).

(b)	No exculpation shall be provided to any director of the Company or any director of a Group Company (i) against any liability owed to a Group Company, or a
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shareholder of TopCo by reason of gross negligence, wilful default, bad faith, criminal conduct or intentional or reckless fault; (ii) to the extent prohibited by mandatory provisions of applicable law; or (iii) in respect of any breach by such director or its Affiliates (and in the case of an Investor Director, such Investor Director’s Look-Through Shareholder and such Look-Through Shareholder’s concert parties and its or their Affiliates) of these Articles.

9.4	Director Indemnity:

(a)	Except as provided in Article 9.4(b) below, the Company may indemnify each of the directors of the Company or any person who is a director of a Group Company to the fullest extent permitted by applicable law against any liability, any amounts paid or incurred by such director in settlement thereof and all expenses reasonably incurred or paid by such director in connection with any action, claim, suit or proceeding in which such director becomes involved by virtue of being or having been involved in the business or affairs of the Group or any Group Company.

(b)	No indemnification shall be provided to any director of the Company or any director of a Group Company: (i) if such person settled any action, claim, suit or proceeding in which it becomes involved (as a party or otherwise) without the prior written consent of the holders of all shares; (ii) against any liability owed to a Group Company or any direct or indirect shareholder or any of their Affiliates by reason of gross negligence, wilful default, bad faith, criminal misconduct or intentional or reckless fault; (iii) to the extent prohibited by mandatory provisions of applicable law or (iv) in respect of any breach by such director or its Affiliates (and in the case of an Investor Director, such Investor Director’s Look-Through Shareholder and such Look-Through Shareholder’s concert parties and its or their Affiliates) of these Articles.

10	Reserved Matters

10.1	No Action Unless Approved: The Board shall not take any of the actions set forth in Schedule I (Shareholder and Board Reserved Matters) (each a “Reserved Matter”) unless and to the extent such action is permitted by the other provisions of these Articles and has been approved by:

(a)	With respect to a matter set forth in Part A of Schedule 1, the approval of the holders of all shares; or

(b)	With respect to a matter set forth in Part B of Schedule 1 (each an “Investor Director Matter”), Investor Director Majority Approval,

(each being a “Reserved Matter Consent”).

11	Shareholder reserve power:

11.1	Subject to these Articles, including 10.1 (No Action Unless Approved) and Schedule I (Shareholder and Board Reserved Matters), the Companies Act and any applicable laws, the holders of all shares may unanimously direct the directors to take, or refrain from taking, specified action. No such direction invalidates anything which the directors have done before such direction being given.
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12	Dividends

12.1

(a)	Except as otherwise provided by these Articles or the rights attached to the shares, dividends must be:

(i)	declared and paid according to the amounts paid up on the shares on which the dividend is paid; and

(ii)	apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

(b)	If any share is issued on terms providing that it ranks for dividend as from a particular date, that share ranks for dividend accordingly.

(c)	For the purpose of calculating dividends, no account is to be taken of any amount which has been paid up on a share in advance of the due date for payment of that amount.

13	Notice of General Meetings

13.1

(a)	Every notice convening a general meeting of the Company must comply with the provisions of:

(i)	section 311 of the Companies Act as to the provision of information regarding the time, date and place of the meeting and the general nature of the business to be dealt with at the meeting; and

(ii)	section 325(1) of the Companies Act as to the giving of information to members regarding their right to appoint proxies.

(b)	Every notice of, or other communication relating to, any general meeting which any member is entitled to receive must be sent to each of the directors and to the auditors (if any) for the time being of the Company.

14	Quorum at General Meetings

14.1

(a)	The quorum for general meetings shall be the holders of all shares being present in person or by one or more proxies or, for a holder that is a corporation, by one or more corporate representatives.

(b)	Model Article 33(1) is modified by the addition of a second sentence as follows:

“If, at the adjourned general meeting, a quorum is not present within half an hour from the time appointed therefor or, alternatively, a quorum ceases to be present, the adjourned meeting shall be dissolved”.

15	Voting at General Meetings

15.1	A resolution put to the vote of a general meeting shall be decided on a poll. No resolutions put to the vote of a general meeting shall be decided on a show of hands. Every member
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(whether in person, by proxy or authorised representative) has one vote in respect of each share held by him.

16	Communications

16.1	When notice required to be in writing: Any notice to be sent to or by any person pursuant to these Articles (other than a notice calling a meeting of the Board) shall be in writing.

16.2	Methods of Company sending notice: Subject to Articles 16.1, 16.8, 16.9 and 16.10 and unless otherwise provided by these Articles, the Company shall send or supply a document or information that is required or authorised to be sent or supplied to a shareholder or any other person by the Company by a provision of the Companies Act or pursuant to these Articles or to any other rules or regulations to which the Company may be subject in such form and by such means as it may in its absolute discretion determine including by being made available on a website.

16.3	Methods of Shareholder etc. sending document or information:

(a)	Subject to Article 16.1 and unless otherwise provided by these Articles, a shareholder or a person entitled by transmission to a share shall send a document or information pursuant to these Articles to the Company, any other shareholder or any other person in such form and by such means as it may in its absolute discretion determine, provided that:

(i)	the determined form and means are permitted by the Companies Act for the purpose of sending or supplying a document or information of that type to a company pursuant to a provision of the Companies Act; and

(i)	unless the Board otherwise permits, any applicable condition or limitation specified in the Companies Act or other applicable legislation, including, without limitation, as to the address to which the document or information may be sent, is satisfied.

(b)	Unless otherwise provided by these Articles or required by the Board and subject to applicable law, such document or information shall be authenticated in the manner specified by the Companies Act for authentication of a document or information sent in the relevant form.

16.4	Notice to joint holders

In the case of joint holders of a share any document or information shall be sent to the joint holder whose name stands first in the register in respect of the joint holding and any document or information so sent shall be deemed for all purposes sent to all the joint holders.

16.5	Deemed receipt of notice

A shareholder present, either in person or by proxy, at any meeting of the Company or of the holders of shares in the capital of the Company shall be deemed to have been sent notice of the meeting and, where requisite, of the purposes for which it was called.

16.6	Notice to persons entitled by transmission: A document or information may be sent or supplied by the Company to the person or persons entitled by transmission to a share by sending it in any manner the Company may choose authorised by these Articles for the
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sending of a document or information to a shareholder, addressed to them by name, or by the title of the representative of the deceased, or trustee of the bankrupt or by any similar description at the address (if any) as may be supplied for that purpose by or on behalf of the person or persons claiming to be so entitled. Until such an address has been supplied, a document or information may be sent in any manner in which it might have been sent if the death or bankruptcy or other event giving rise to the transmission had not occurred.

16.7	Transferees etc. bound by prior notice: Every person who becomes entitled to a share shall be bound by any notice in respect of that share which, before his name is entered in the register, has been sent to a person from whom he derives his title.

16.8	Proof of sending/when notices etc. deemed sent by post or electronic means: Subject to the Companies Act, a notice, consent or other communication under these Articles is only effective if it is in writing, signed by or on behalf of the person giving it, and addressed to the person to whom it is to be given and:

(a)	delivered or sent by pre-paid registered mail (by airmail, if the addressee is overseas) or courier to that person’s address;

(b)	sent by fax to that person’s fax number and the machine from which it is sent produces a report that states that it was sent in full;

(c)	sent by electronic mail, with (a) written confirmation of receipt (which may include electronic mail) to that person’s electronic mail address or (b) distribution by pre-paid registered mail or courier pursuant to Article 16.1 that is sent on the same day as the electronic mail; or

(d)	in the case of a notice by the Company posted on the website of the Company or another Group Holding Company.

16.9	When a Notice is Given: Subject to Article 16.8 and the Companies Act, a notice, consent or other communication that complies with this Article 16.9 is regarded as given and received if it is delivered, or sent by mail, courier, fax or email:

(a)	at the time of delivery, if delivered or sent by 5.00 p.m. (local time in the place of receipt) on a Business Day;

(b)	if sent by email, upon confirmation by telephone or email from the receiving party of receipt thereof, excluding, however, any answer or confirmation automatically generated by electronic means (such as out-of-office replies); or

(c)	at any time of transmission in legible form, if delivered by fax.

16.10	When notices etc. deemed sent by website: Subject to the Companies Act, a document or information sent or supplied by the Company to a shareholder by means of a website shall be deemed to have been received by the shareholder:

(a)        when the document or information was first made available on the website; or

(b)        if later, when the shareholder is deemed by Article 16.8 or Article 16.9 to have received notice of the fact that the document or information was available on the website.

17	Company Seals

17.1	Model Article 81(1) is modified, such that any common seal of the Company may be used by the authority of the directors.
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17.2	Model Article 81(3) is modified by the deletion of all words which follow the “,” after the word “document” and their replacement with “the document must also be signed by:

(a)	one authorised person in the presence of a witness who attests the signature; or

(b)	two authorised persons”.

18	Transmission of Shares

18.1	Model Article 66 is modified by the addition of new Model Article 66(3) in the following terms – “Nothing in these Articles releases the estate of a deceased member from any liability in respect of a share solely or jointly held by that member”.

18.2	All the Articles relating to the transfer of shares apply to:

(a)	any notice in writing given to the Company by a transmittee in accordance with Model Article 67(1); and

(b)	any Instrument of transfer executed by a transmittee in accordance with Model Article 67(2) or 67(3),

as if such notice or instrument were an instrument of transfer executed by the person from whom the transmittee denied rights in respect of the share, and as if the event which gave rise to the transmission had not occurred.

18.3	Elections Required: The Board may at any time send a notice requiring any transmittee to elect either to become the holder of those shares or to transfer the share to another person. If the notice is not complied with within 60 days, the Board may, after the expiry of that period, withhold payment of all dividends or other moneys payable in respect of the share in the Company until the requirements of the notice have been complied with.

19	Share Transfers

19.1	Subject to Article 19.2, the directors shall refuse to register the transfer of a share unless it has been approved by the holders of all shares, and, if the directors do so refuse, the instrument of transfer must be returned to the transferee together with a notice of refusal unless the directors suspect that the proposed transfer may be fraudulent.

19.2	Notwithstanding anything to the contrary contained in these Articles, the directors shall promptly register any transfer of shares and may not suspend registration of shares, whether or not fully paid, where such transfer:

(a)	is to the bank or institution or otherwise to which such shares have been charged by way of security, whether as agent and security trustee for any person or otherwise, or to any nominee or any transferee of such a bank or institution or otherwise (a “Security Holder”), in accordance with the terms of such security; or

(b)	is delivered to the Company for registration by any duly authorised representative of a Security Holder or its nominee in order to perfect its security over the shares; or

(c)	is executed by a Security Holder or its nominee pursuant to the power of sale or other power, or otherwise in connection with any enforcement or transaction authorised under such security,
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and furthermore notwithstanding anything to the contrary contained in these articles no transferor of any shares in the Company or proposed transferor of such shares to a Security Holder or its nominee and no Security Holder or its nominee shall be required to offer the shares which are or are to be the subject of any transfer aforesaid to the shareholders for the time being of the Company or any of them, and no such shareholder shall have any right under the Articles or otherwise howsoever to require such shares to be transferred to them whether for consideration or not. Any lien on shares which the Company has or may have shall not apply in respect of any shares which have been charged by way of security to a Security Holder. The directors may not make any call in respect of any moneys unpaid on any shares charged by way of security to such Security Holder, and no Security Holder to whom shares have been charged by way of security shall have any liability in respect of any such call made at any time and no interest shall accrue on any sum outstanding in respect of any call.

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Schedule I

Shareholder and Board Reserved Matters

Subject to and to the extent permitted by the other provisions of these Articles, the following actions may only be implemented or approved by the Company after they have been approved by the relevant Reserved Matter Consent:

A.	Shareholder Reserved Matters

1.	Corporate Structure/Constitution

1.1	The variation, creation, issue, increase, reorganisation, consolidation, sub-division, conversion, re-designation or other alteration of the authorised or issued shares or other share capital or other Equity Interests of the Company or any Group Holding Company.

1.2	The entry into or creation by the Company or any Group Holding Company of any agreement, arrangement or obligation requiring the issue or Transfer of, or the grant to a person of the right (conditional or not) to require the issue or Transfer of, Shares or other share capital or other Equity Interests of the Company or any Group Holding Company.

1.3	The reduction, redemption, repurchase, repayment, re-designation or other alteration of the authorised or issued Shares or other share capital or other Equity Interests of the Company or any Group Holding Company, and the reduction, capitalisation or repayment of any amount standing to the credit of the nominal or share capital, share premium account, capital redemption reserve or any other capital reserve of the Company or any Group Holding Company.

1.4	Changes to the Constitutional Documents of the Company or any Group Holding Company.

1.5	Any material change in the nature of business of the Company or the Group.

2.	Exit Event

The approval of any proposed Exit Event

3.	Acquisitions, disposals, joint ventures, etc.

3.1	Entry into, material amendment of, or termination or withdrawal from any joint venture, partnership, consortium or other similar investment in a Third Party by the Company or any Group Company with an aggregate value of more than £10 million.

3.2	(i)	acquisition of any Equity Interests in or assets of, or contributions in cash, in kind or in services to, any person (including by merger, consolidation or other business combination) for consideration or with a Fair Market Value
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of its enterprise or the acquired interests or assets, as applicable, exceeding £15 million;

(ii)	sale or other disposal of any Equity Interests in or assets of any Group Company or any Equity Interests of any of their investees for consideration or with a Fair Market Value of its enterprise or of the disposed interest or assets as applicable, exceeding £15 million; or

(iii)	causing the incorporation, organization, dissolution, split-up or winding-up of any Group Company or interests thereof for proceeds or with a Fair Market Value exceeding £10 million.

3.3	The entry into, or material amendment or termination of, any other transaction (or series of related transactions) by any Group Company for aggregate consideration greater than £10 million apart from (i) any transaction relating to the debt, the financing or refinancing of the Group (including associated derivatives), and (ii) writing insurance policies or conducting other insurance brokerage transactions in accordance with the Group’s policies and procedures and in the ordinary course of business.

3.4	Entry by a Group Company into a transaction which restricts the ability of the Group (or a significant part of it) to carry on its business.

4.	Distributions

The declaration or payment of any dividend (whether final or interim) or other Distribution by the Company or by any Group Company, except (i) where such Group Company is a wholly owned member of the Group and that dividend or other Distribution is being paid to another Group Company that is directly or indirectly wholly owned by the Company or (ii) pursuant to a contractual obligation existing at [2 April] 2015 in respect of a Group Company which is not directly or indirectly wholly owned by the Company.

5.	Remuneration Matters

5.1	Determination of the Remuneration Matters, except to the extent that it has been delegated to the Board by the holders of all shares.

6.	Winding-Up

6.1	The taking of steps to wind up or dissolve the Company, any Group Holding Company (other than a solvent dissolution or Winding-Up of TopCo which shall be treated as an Exit Event) or any other Group Company that represents 5% or more of the total assets or of the consolidated revenues or consolidated EBITDA of the Group.

6.2	The taking of steps to obtain an administration order in respect of the Company, any Group Holding Company or any other Group Company that represents 5% or more of the total assets or of the consolidated revenues or consolidated EBITDA of the Group.
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6.3	The taking of steps to invite any person to appoint a receiver or receiver and manager of the whole or any part of the business or assets of the Company, any Group Holding Company or any other Group Company that represents 5% or more of the total assets or of the consolidated revenues or consolidated EBITDA of the Group.

6.4	The taking of steps to present a petition or convene a meeting convened for the bankruptcy, recovery or similar proceedings (including a general agreement with creditors) of the Company, any Group Holding Company or any other Group Company that represents 5% or more of the total assets or of the consolidated revenues or consolidated EBITDA of the Group.

6.5	The taking of steps to propose or make any arrangement or composition with, or any assignment for the benefit of, the Company’s or the Group’s creditors generally, or entry into any agreement for or in connection with the rescheduling, restructuring or re-adjustment of any material part of the Company’s or the Group’s debt by reason of, or with a view to avoiding, financial difficulties.

6.6	The taking of steps to do anything similar or analogous to those steps referred to in paragraphs 5.1 to 5.5 above, in any other jurisdiction.

7.	Other protections

7.1	Any matter required by law or directed by the Board to be approved by the shareholders.

7.2	Making of any political contributions whatsoever or any charitable contributions exceeding in aggregate £200,000 per annum.

B.	Investor Director Matters

1.	Corporate Structure/Constitution

The matters set out in paragraph 1 of Part A of this Schedule I for any Group Company that is not a Group Holding Company subject to such provisions.

2.	Accounts, Auditors and Accounting Reference Data and Policies

2.1	Adoption of the audited and unaudited accounts of the Company, each Group Holding Company and every other member of the Group (to the extent designated as a material Group Company by the Board) and the audited consolidated accounts of the Group.

2.2	Removal or appointment of the auditors to any member of the Group unless they shall at their own insistence resign or not seek reappointment.

2.3	Any change in accounting principles or policies of any Group Company (to the extent designated as a material Group Company by the Board) (which shall first be approved by the audit committee of the Board).
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2.4	Making of any change in the accounting reference date or year-end of any member of the Group.

3.	Acquisition, disposals, joint ventures, etc.

3.1	Entry into, material amendment of, or termination or withdrawal from any joint venture, partnership, consortium or other similar investment in a Third Party by the Company or any Group Company with an aggregate value of £10 million or less, except for transactions below £2.5 million (or such lower threshold determined by the Board) and delegated by the Board to any committee of the Board or the Group’s management from time to time.

3.2	(a)	acquisition of any Equity Interests in or assets of, or contributions in cash, in kind or in services to, any person (including by merger, consolidation or other business combination) for consideration or with a fair market value of its enterprise or the acquired interests or assets, as applicable, of £15 million or less, except for transactions below £2.5 million (or such lower threshold determined by the Board) and delegated by the Board to any committee of the Board or the Group’s management from time to time;

(b)	sale or other disposal of any Equity Interests in or assets of any Group Company or any Equity Interests of any of their investees for consideration or with a fair market value of its enterprise or of the disposed interest or assets, as applicable, of £15 million or less, except for transactions below £2.5 million (or such lower threshold determined by the Board) and delegated by the Board to any committee of the Board or the Group’s management from time to time; or

(c)	causing the incorporation, organization, dissolution, split-up or winding-up of any Group Company or interests thereof for proceeds or with a fair market value of £10 million or less, except for transactions below £2.5 million (or such lower threshold determined by the Board) and delegated by the Board to any committee of the Board or the Group’s management from time to time.

3.3	The entry into one or more transaction per annum by any Group Company with an individual or aggregate consideration or any other matter relating to a Group Company involving individually or in the aggregate an amount (i) greater than £10 million and that is not required to be submitted for shareholder approval in accordance with these Articles or (ii) of £10 million or less, except for transactions below £2.5 million (or such lower threshold determined by the Board) and delegated by the Board to any committee of the Board or the Group’s management from time to time.

3.4	Entry into, surrender or material variation of any unusual or materially onerous contract or any other material long-term contract.

4.	Employment and Share schemes
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4.1	Designation, appointment or removal of members of Senior Management.

4.2	The entry into any transaction of whatsoever nature with or for the benefit of, or making of any payment (other than a bona fide payment of emoluments for services rendered) to, any Executive Directors or employees of the Group earning in excess of £175,000 (or such lower amount as the Board may determine from time to time) per annum (“Senior Employees”) or repay to any Senior Employee any loan outstanding from time to time from any Group Company prior to its due date for repayment.

4.3	Amend, vary or waive any of the provisions of (including, but not limited to, remuneration terms and performance targets), or fail to enforce any employment arrangements of any person where such person is, or is to be an Executive Director or a Senior Employee.

4.4	Entry into or termination of (or give notice to terminate other than summary dismissal for gross misconduct) any employment arrangements of any person where such person is, or is to be an Executive Director or a Senior Employee.

5.	Other

5.1	Constituting or dissolving and delegating advisory or decision-making powers to any committee of the Board or to Senior Management or to other persons and amending or revoking any such delegation from time to time.

5.2	Setting, approving and amending the Group’s material risk, compliance and corporate governance policies, including its enterprise risk management framework, except as delegated by the Board to any committee thereof or to Senior Management from time to time.

5.3	Referral of any matter to the audit or any other committee of the Board.

5.4	The commencement or the settlement of any litigation or dispute involving a Group Company in which the value of the claim exceeds £5 million, subject to the redaction of any information in respect of any claim, the disclosure of which would be materially prejudicial to any Group Company and which has been approved by a majority of the Non-Executive Independent Directors (acting in their capacity as Directors).

5.5	Making charitable contributions exceeding in aggregate £100,000 per annum.

6.	Residual Board Authority

Any other matter the Board elects to consider that is not a Reserved Matter for shareholders under these Articles or applicable law.

7.	Strategic decisions
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7.1	Approval of any budget or business plan (which shall specifically identify individually for approval any capital expenditure project of more than £2 million in the aggregate), and amendments to and any material deviation from any budget or business plan (including capital expenditure in any year exceeding such budget or business plan by more than £2 million in the aggregate).

8.	Financial Framework

8.1	Issuing any debt securities or entry into, material amendment of or termination of any financing agreement or transaction or any option, forward or other derivative agreement of any Group Company in each case in respect of an amount exceeding £5 million.

8.2	Giving of security, guarantees or indemnities other than where both in the normal course of business and in respect of an amount not exceeding £2.5 million in the aggregate.

8.3	Making any loans with an aggregate value of more than £1 million or that are in deviation from the budget or business plan.

8.4	The entry into, or amendment or termination of, any contract or commitment, or series of related contracts or commitments, involving capital expenditure which exceeds in aggregate £5 million (or such lower threshold determined by the Board).

8.5	Entering into of any lease, licence or similar obligation under which the rental and all other payments exceed £5 million (or such lower threshold determined by the Board) over the duration of such lease, licence or obligation.

9.	Exit Events

9.1	Entry into material discussions and negotiations with prospective purchasers of the Company or all or substantially all of the Group’s assets or undertaking, or providing information to such a prospective purchaser.

9.2	Appointment of a corporate finance adviser (or other adviser) for an Exit Event or strategic review.

10.	Restructuring

10.1	Decision not to enforce or vary or take any action in respect of any rights under the relevant Restructuring Documents.

10.2	Termination, material variation or material amendment of any material Restructuring Document.

C.	DEFINITIONS

1.	Definitions: The following defined terms used in Schedule 1 shall be read in addition to the defined terms in Article 2 of the Articles:
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“Constitutional Document” means the articles of association and by-laws (or equivalent organisational or governing documents) of any person as adopted, amended or replaced from time to time;

“Distribution” means (i) any distribution including by means of any dividend (whether final or interim), return of capital, a profit participation or other payment of profits or payment out of any capital account, whether in cash, Equity Interests, or otherwise, (ii) any payment, application or setting aside of any of its assets to purchase, redeem or otherwise retire any Equity Interests, (iii) any distribution by way of return of capital, reduction of capital, split-up, liquidation, winding-up or otherwise in respect of any of the Equity Interests therein, (iv) any loan or advance (other than the loan provided to SUN NewCo by TopCo on or around the date of the adoption of these Articles) made to SUN NewCo or a Look-Through Shareholder, in each case, by the Company or by any Group Company or any of their Affiliates;

“Equity Interest” means, with respect to any person (other than an individual):

(a)	any share capital or ordinary or preference share or other equity or quasi-equity interest, including any preferred stock in such person;

(b)	any instrument, derivative, document or security granting a right of subscription for, transfer of, or conversion into, any instrument, interest or security in sub-paragraph (a) above, including any pre-emptive rights or options granted over any such instrument or interest or security;

(c)	any loan stock, preferred equity certificates, convertible preferred equity certificate, or any other instrument or security evidencing debt (whether or not interest-bearing) issued by such person in conjunction with, and/or stapled to, any issued or to be issued shares, interest, security or instrument or to be issued under sub-paragraph (a) or (b) above; and

(d)	any interest in any of the items described in sub-paragraph (a) to (c) immediately above;

“Exit Event” means any (i) listing of shares in a Group Holding Company on Euronext Paris, Euronext Amsterdam, the Frankfurt Stock Exchange or the London Stock Exchange in a transaction that satisfies the applicable minimum float requirements for a listing on such stock exchange, (ii) sale, in one or a series of transactions, of all or substantially all of the assets of the Group, (iii) Winding-Up;

“Fair Market Value” means with respect to any asset, group of assets, company or other person, business, shares or other Equity Interests, investment or other thing of value as of any date of determination, the value of the consideration obtainable in a sale thereof at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arms’-length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics thereof, provided that (i) for purposes of determining the Fair Market Value, no minority, structure, or other valuation discount shall be applied (including in the case of the shares in TopCo and the holding of certain of such shares by SUN NewCo), and (ii) for purposes of determining the value of any shares in TopCo or other Equity Interests, the valuation shall be based on the proportionate value of the relevant share or Equity Interest in a sale of 100% of the share capital of TopCo or such class of Equity Interests;

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“Remuneration Matter” means the remuneration and performance targets for Senior Management, the remuneration of the directors, the award of rights under long-term incentive plans and the approval of new bonus and incentivisation schemes, including any management incentive plan;

“Restructuring Documents” means the Composite Lock-Up Agreement dated 6 February 2015 (“Composite Lock-Up Agreement”) and all documents, agreements and instruments necessary or desirable to implement or consummate the Financial Restructuring (as defined therein) in accordance with the Composite Lock-Up Agreement; and

“Winding-Up” means solvent winding up or dissolution or analogous procedure of TopCo where substantially all its assets are distributed to its shareholders.

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